EXHIBIT 99.1
Javelin Pharmaceuticals Reports Third Quarter Results for 2007
CAMBRIDGE, Mass., Nov 01, 2007 (BUSINESS WIRE) — Javelin Pharmaceuticals, Inc. (Amex: JAV) today reported its unaudited financial results for the third quarter ended September 30, 2007.
Stephen J. Tulipano, Javelin’s Chief Financial Officer, stated, “We made excellent progress during the third quarter and continued to execute on our commercial and clinical milestones. We were very pleased to receive marketing authorization for Dyloject in the UK and our sales team is poised to introduce this important product into the marketplace.”
Financial and corporate highlights for the three and nine month periods ending September 30, 2007:
— Ended the third quarter with $47.5 million in cash, cash equivalents and short term investments.
— Used approximately $16.5 million to fund operations for the nine months ended September 30, 2007.
— Net loss increased to approximately $8.2 million or $0.17 per share in the third quarter of 2007, from $5.7 million or $0.14 per share in the third quarter of 2006.
— Net loss increased to approximately $21.4 million or $0.48 per share for the nine months ended September 30, 2007, from $12.3 million or $0.30 per share for the same period in 2006.
— Reported non-cash stock based compensation expenses for the three and nine month periods ended September 30, 2007 of approximately $0.9 million and $2.7 million, or $0.02 and $0.06 per share impact on operations, respectively, in accordance with Statement of Financial Accounting Standard 123R.
Clinical and operational updates:
— Announced MAA Approval for Dyloject(R)
— Initiated Phase 3 Breakthrough Cancer Pain Trial for PMI-150 (Intranasal Ketamine)
— Granted commercially important U.S. Patent for PMI-150, extending protection into 2023
— Commenced early commercial activities in the European Union, with the hire of a Country Manager for Germany
— Commenced the Final Pivotal Phase 3 Orthopedic study for Dyloject
Financial Performance
For the third quarter of 2007, Javelin incurred approximately $8.9 million in operating expenses, partially offset by approximately $0.7 million of interest income in the quarter.
Research and development expenses for the third quarter of 2007 were $5.4 million, compared to $3.7 million in the third quarter of 2006. Research and development expenses for the first nine months of 2007 were approximately $13.4 million, compared to $8.0 million in 2006. Total research and development expenses increased in the three and nine month periods ending September 30, 2007 compared to 2006 due primarily to increased clinical trial expenses, headcount, and personnel costs associated with the advancement of each of our three product candidates.
Selling, general and administrative expenses were approximately $3.5 million in the third quarter of 2007 compared to $2.5 million for the third quarter of 2006, and $9.3 million and $6.5 million for the first nine months of 2007 and 2006, respectively. The increases resulted primarily from increased headcount and personnel costs as we expand and improve our administrative infrastructure and from increased promotional and marketing costs associated with the near term launch of Dyloject in the UK.
JAVELIN PHARMACEUTICALS, INC. AND SUBSIDIARIES
UNAUDITED FINANCIAL INFORMATION
Consolidated Statements of Operations

	For the Three		For the Nine
	Months Ended		Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenues:
Government grants and contracts	$—	$154,814	$—	$728,526
Operating expenses:
Research and development	5,383,688	3,693,787	13,354,130	8,031,320
Selling, general and administrative	3,486,724	2,484,139	9,283,866	6,482,175
Depreciation and amortization	25,537	16,783	69,119	41,042

Total operating expenses	8,895,949	6,194,709	22,707,115	14,554,537

Operating loss	(8,895,949)	(6,039,895)	(22,707,115)	(13,826,011)

Other income (expense):
Interest income	675,050	342,271	1,349,958	972,921
Interest expense	—	—	(699)	(47)
Other income	—	758	—	600,758

Total other income (expense)	675,050	343,029	1,349,259	1,573,632

Net loss attributable to common stockholders	$(8,220,899)	$(5,696,866)	$(21,357,856)	$(12,252,379)

	For the Three		For the Nine
	Months Ended		Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.17)	$(0.14)	$(0.48)	$(0.30)

Weighted average shares	48,423,815	40,179,868	44,384,795	40,178,587

JAVELIN PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A Development Stage Enterprise)
Condensed Consolidated Balance Sheets

	(Unaudited)
	September 30,	December 31,
	2007	2006

Assets
Current assets:
Cash and cash equivalents	$27,428,215	$9,273,479
Short term marketable securities available for sale	20,041,029	11,461,674
Grant receivable	—	113,645
Prepaid expenses and other current assets	522,044	245,593

Total current assets	47,991,288	21,094,391
Fixed assets, at cost, net of accumulated depreciation	301,553	237,163
Other assets	154,499	109,223

Total assets	48,447,340	21,440,777

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	5,353,976	3,151,379
Deferred lease liability	171,948	57,869

Total current liabilities	5,525,924	3,209,248

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.001 par value, 5,000,000 shares authorized as of September 30, 2007 and December 31, 2006, none of which are outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized as of September 30, 2007 and December 31, 2006; 48,781,559 and 40,409,421 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively.	48,781	40,409

	(Unaudited)
	September 30,	December 31,
	2007	2006
Additional paid-in capital	143,661,842	97,634,546
Other comprehensive income (loss)	6,958	(5,117)
Deficit accumulated during the development stage	(100,796,165)	(79,438,309)

Total stockholders’ equity	42,921,416	18,231,529

Total liabilities and stockholders’ equity	$48,447,340	$21,440,777

About Javelin Pharmaceuticals, Inc.:
Javelin is a specialty pharmaceutical company that applies proprietary technologies to develop new drugs and improved formulations of existing drugs for pain management. Specialty pharmaceutical analysts from six investment firms cover Javelin Pharmaceuticals, Inc. Javelin’s headquarters are located in Cambridge, Massachusetts with European offices in Cambridge, England and Cologne, Germany. For additional information, visit www.javelinpharmaceuticals.com.
Forward Looking Statement
This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, our ability to obtain working capital, our ability to successfully develop and commercialize drug candidates, and competition from other pharmaceutical companies.
JAV-E
SOURCE: Javelin Pharmaceuticals, Inc.
Financial Contact:
Javelin Pharmaceuticals, Inc.
Stephen J. Tulipano, CPA, 617-349-4500
Chief Financial Officer
stulipano@javelinpharma.com
or
Investor Relations & Media Contact:
Rick Pierce, 617-349-4500
VP Investor Relations
rpierce@javelinpharma.com
Copyright Business Wire 2007
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